Exhibit (a)(5)(F)

LookSmart Announces Preliminary Results of Tender Offer for its Common Stock

SAN FRANCISCO, California, February 14, 2008 — LookSmart, Ltd. (NASDAQ: LOOK) today announced the preliminary results of its modified “Dutch auction” tender offer for up to 4,825,000 shares of its common stock (including the associated preferred share purchase rights), which expired at 5:00 p.m., New York City time, on February 13, 2008. Based on a preliminary count by the depositary for the tender offer, a total of approximately 8.4 million shares of common stock (including shares tendered by notice of guaranteed delivery and the associated preferred share purchase rights) were properly tendered and not withdrawn at prices within the stated range for the tender offer of $3.40 to $4.15 per share.

The number of shares properly tendered and not withdrawn are preliminary and are subject to verification by the depositary. The final number of shares purchased and the final price per share will be announced as soon as practicable following completion of the verification process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

The information agent for the tender offer is MacKenzie Partners, Inc. and the depositary for the tender offer is Mellon Investor Services LLC. For questions and information, please call the information agent toll-free at 1-800-322-2885.

About LookSmart

LookSmart is an online advertising and technology solutions company that provides performance solutions for online advertisers and publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising, contextual search advertising, and display banner advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the results of the tender offer. These statements are not guarantees of future results. Additional cautionary statements regarding risk factors that could have an effect on the future performance of LookSmart are contained in its filings with the SEC, including its Annual Report on Form 10-K. The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law, LookSmart undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

LookSmart, Ltd.

Ted West, Chief Executive Officer and President

415-348-7500

twest@looksmart.net

ICR, Inc.

Laura Foster

310-954-1100

laura.foster@icrinc.com